Exhibit 23.3

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100 AUSTIN, TEXAS 78729-1707 512-249-7000	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817- 336-2461 www.cgaus.com	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, including under the heading “Experts”, and to the use of our audit of Athlon Energy Inc.’s and its predecessors reserves and reserves present value in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-195139) and related Prospectus of Athlon Energy Inc. incorporated by reference in this Registration Statement (Form S-1MEF).

Sincerely,

/s/ Cawley, Gillespie & Assoc., Inc.
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

April 16, 2014

Fort Worth, Texas